 Exhibit 10.3

SHAREHOLDERS’ AGREEMENT

MINERA LI ENERGY SpA

In Santiago, Chile, on January 27, 2014, appear before me: Li3 ENERGY INC., company incorporated under the laws of the State of Nevada, of the United States of North America, with the trade activity of producing and commercializing minerals, Single Taxing No. (Rol Único Tributario) No. 59.176.370-9, represented by Mr. Luis Francisco Sáenz Rocha, Bolivian, married, economist, Passport No. 2.233.208 issued of the Republic of Bolivia 2233208, both bearing legal residence for these purposes in this city, at Calle Marchant Pereira No. 150, Oficina 802, District of Providencia, Santiago, Chile (hereinafter "Li3"), on the one hand; and on the other, BBL SpA, company incorporated in Chile, of the investment trade activity, Single Taxing No. (Rol Único Tributario) 76.319.337-3, represented herein conventionally and jointly by Mr. Andrés Lafuente Domínguez, Chilean, married, business administration mayor, National Identification Card No. 10.771.410-3 and by Mr. Francisco Bartucevic Sánchez, Chilean, married, attorney, National Identification Card No. 10.567.206-3, all bearing legal residence at Calle Rosario Norte No. 100, Oficina 403, District of Las Condes, Santiago, Chile (hereinafter "BBL"); all those appearing of legal age, who credit their identity with the aforementioned identification cards and passports referred to herein above and thereby expound as follows:

ONE: General Background Information:

1.1. The parties hereto subscribed dated October 30, 2013 a Memorandum of Understanding (hereinafter the “MOU"), through public deed granted in Santiago before the Notary Public Mr. Eduardo Avello Concha, later subscribing its extension, through public deed granted dated January 9, 2014 before the same Notary Public, according to which the take-over was agreed to by BBL of the company Li SpA. The MOU on this date is understood to be fully and completely complied with, in full and total satisfaction of the parties, granting in its respect the most extensive, complete and total termination.

1.2. The parties appearing declare to be the only and current shareholders of the Chilean company called MINERA LI ENERGY SpA that has trade activities under Single Taxing No. (Rol Único Tributario) 76.102.972-K, which hereinafter will be indistinctly called as “Li SpA”, the "Company” or the "Firm”, whose company capital is divided into 100 ordinary, nominative shares, of a single class and with no nominal value, being the following its current shareholders: a) BBL, shareholder and title holder of 51 shares; and b) Li3, shareholder and title holder of 49 shares.

1.3. The Company was incorporated by public deed dated June 16, 2010, granted before Notary Public of Santiago Mr. Patricio Zaldívar Mackenna, whose incorporation extract was inscribed on page 31.270, No. 21.535, of the Trade Register of the Real Estate Register of Santiago corresponding to 2010 and was published in the Official Gazette on June 25, 2010. The Company was formed with an initial statutory capital amounting to US$ 200,000 (two-hundred thousand dollars of the United States of America), divided in a total of 1,000 ordinary, nominative shares of a single class and with no nominal value, fully subscribed and paid, which were later reduced by swap to 60 shares, in an agreement taken by its single shareholder, Li3, in the Third Shareholders’ Meeting of Li SpA, according to what is accounted for, in Section 1.4 below.

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1.4. The Company to date has been the object of company modifications, corresponding to the following: a) The one executed in public deed granted on December 30, 2013, by the shareholder Li3, granted before the Notary Public of Santiago Ms. María Loreto Zaldívar Grass, through which the company was rectified and renegotiated; and b) The one agreed to, in the Third Extraordinary Shareholders’ Meeting by the company, held on January 27, 2014, whose minute was extracted to public deed on the same date before the Notary Public of Santiago Ms. Antonieta Mendoza Escalas, whose extract is in process of being inscribed and published. Through this company modification BBL became a shareholder, through the subscription of the 40 shares issued charged on the capital increase agreed to in such Shareholders’ Meeting, prior to having the shareholder Li3 waive its right of preferred subscription, which the subscriber BBL paid through the capitalization of credits against the company, for the total amount of US$ 5,100,000, leaving a balance of US$ 400,000 pending payment. After two consecutive capital increases that were approved in the aforementioned Third Extraordinary Shareholders’ Meeting, the new company capital of Li SpA was left in the sum of US$ 19,093,939, which is fully subscribed and partially paid. The balance of 11 shares, to complete its shareholding participation of 51 shares, BBL acquired them from Li3 for the sum of US$ 1,500,000 for the purchase-sale entered into through public deed of an equal date (i.e., January 27, 2014), granted before the Notary Public of Santiago Ms. Antonieta Mendoza Escalas.

SEGUNDO: Definitions

The terms below for the purposes of this Shareholders’ Agreement will be understood to be as follows, unless another meaning is clearly construed from their text:

a) Shareholders or Shareholder: are the following persons, considered jointly or individually, according to the case and its respective allowed successors or assignees, due to the number of Shares that they respectively have up to this date in the company or due to the number of Shares that they own or that they acquire in the future:

1)	BBL SpA, for 51 Shares, equal to 51% of the company capital and shares issued having the right to vote.
2)	Li3 Energy Inc., for 49 Shares, equal to 49% of the company capital and shares issued having the right to vote.

b) Shares: it means any shares that represent the company capital, including any options, rights or values to acquire shares or options to subscribe shares derived from capital increases.

c) Board of directors: it means the Company Board of Directors.

d) Statutes or Company By-Laws: it means the Company By-Laws, with the respective modifications already approved or that are approved in the future.

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e) Agreement: it means this Shareholders’ Agreement according to what can be modified by the Shareholders from time to time.

f) Control: it means the direct or indirect ownership of more than 50% of the capital having the right to vote of a determined company or entity.

g) Right to a Preferred Option: it means the Preferred Purchase Option that is granted in a reciprocal manner to the Shareholders in conformance to Clause Four, Section 4.3 of this Shareholders’ Agreement.

h) Right of Adhesion to the Offer or of Tag Along: it means the sales option that is granted in a reciprocal manner to the Shareholders in conformance to Clause Four, Section 4.4 of this Shareholders’ Agreement.

i) Related Entity: it means, in reference to any Shareholder, (1) its Parent Company; and (2) any other company in which the Shareholder or its Parent Company owns, whether directly or indirectly, plus 50% of its capital having the right to vote.

j) Affiliates: An affiliate of a company will be understood to be in terms of the concept defined in Article 86 of Law No. 18,046 of Closely-Held Companies.

k) Parent Company: it means any company or entity that is the direct or indirect owner of more than 50% of the total capital having the right to vote in another company or entity.

l) Persona: it means an individual, company (including without limitation a closely-held stock company, general partnership, limited liability company and stock companies), association or a government entity. Person also includes reference to the legal representatives or successors of such person.

m) Encumbrance or Encumbrances: it means any pledge, mortgage, embargo, prohibition, usufruct, rights of way or any other actual rights, litigations, precautionary measures (whether judicial or prejudicial), or any other limitation or restriction to property, use, enjoyment or disposition of one or more Shares or Essential Assets, according to what corresponds and any resolutive condition or preferred right over the same granted in favor of any Person.

n) Essential Assets: are the tangible or intangible assets owned by the company and its affiliates that are considered essential for its trade activity, including but not limited to: shares in legal mining companies that the company owns and mining properties and the company or its affiliates are registered owners of.

o) Equity insolvency: Equity insolvency will be understood to be such, when the external auditors of a shareholder inform or warn regarding that its economic insolvency, has been declared in bankruptcy, that it has been requested in its own account, or simply propose preventive agreements or when a shareholder is suspended or delisted from the Stock Exchange.

p) Milestone: it is a future fact consisting on obtaining authorizations and permits necessary for the commercial exploitation of Mining Properties called “Cocina Diecinueve a Veintisiete”. For the purpose of the above, all procedures, steps and other actions tending to manage the achievement of the milestone must be carried out complying with international standards of a mining nature.

q) Government Entity: it means any court, tribunal, administrative entity, department, ministry, service, superintendence, commission or administrative agency or other government or regulatory authority or entity, whether national or foreign, state or local.

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THREE: Shareholders’ Agreement

The people appearing herein in their qualities of current and only Company Shareholders with their shares called Minera Li Energy SpA, come to enter into the Shareholders’ Agreement that is contained herein.

All shares issued, subscribed and/or paid and pending emission, representative of 100% del company capital are subject and tied to this Shareholders’ Agreement by the company that are the property of i) the shareholders; ii) the shareholder’s legitimate assignees; and iii) any person who succeeds the shareholders in the property of the shares. The standards of this Shareholders’ Agreement is applied with an equal extension to the shares that the persons indicated in numbers i), ii) and iii) above have up to this date or that come to stop or own in the future, at any title, including, but not limited to the subscription, acquisition, swap, award and/or conversion of the convertible bonds in shares and whether dealing of cash shares, shares freed from payment or shares paid charged on profit, including shares that are derived from the division, merger or transformation by the company.

FOUR: Transference of shares and preferred subscription rights of shares

The transference of the shares subject to this Shareholders’ Agreement and preferred subscription rights of shares will be governed by the following rules:

4.1. General Rule

None of the Shareholders can directly or indirectly (through the issue of shares, mergers, consolidations, re-capitalizations, reorganizations, change of control or similar shares, transference of an usufruct right or of another type, assignment of political or economic rights, independent if such event happens or not by the ministry of the law) sell, assign, transfer, deliver, swap, donate, consolidate, create convertibles options, convertibles values or any other financial or derivative instrument, or in any other manner dispose (in each case, with or without compensation), of any company share or right or property in favor of any Person, without the prior exact and timely compliance of the obligations and procedures that are established in this Shareholders’ Agreement.

In case of transferring the shares that is carried out in conformance to this Shareholders’ Agreement and prior to the inscription and register of the shares on behalf of a new shareholder, a written declaration will be demanded from the new shareholder expressing that it knows of this Shareholders’ Agreement and that they expressly accept the overall total of its provisions. The register of the shares under the name of the new shareholder cannot be done, until compliance of the preceding requirements has been credited.

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When the Company issues certificates representative of the shares owned by the shareholders, each certificate must contain an inscription, in Spanish, that in its substantial part must express the following:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS’ AGREEMENT DATED JANUARY 27, 2014, SUBSCRIBED BETWEEN THE COMPANIES BBL SpA AND Li3 ENERGY INC. THE SHARES REPRESENTED BY THIS CERTIFICATE CANNOT BE SOLD OR TRANSFERRED IN ANY MANNER WHATSOEVER, UNLESS THE TERMS AND CONDITIONS OF SUCH SHAREHOLDERS’ AGREEMENT AND WITH THE BY-LAWS ARE COMPLIED WITH”.

Unless this Shareholders’ Agreement provides the contrary, all certificates representative of shares issued in favor of, or acquired by any of the shareholders or their successors or assignees authorized after this date must contain the inscription detailed herein above and the shares represented by such certificates will be subject to provisions applicable in this Shareholders’ Agreement. The company’s Shareholders’ Register must contain a similar inscription, placed in a visible place of the first page and easily recognizable.

4.2. Transference to Related Companies and Indirect Sales

The restrictions to the transference of shares that are dealt with in the following sections of this Clause Four will not be applicable, and the Shareholders are granted the faculty to transfer freely all or a part of their shares, when the acquiring party is an affiliate or related entity to such shareholder. The new shareholder must issue in writing its full responsibility of all acts of the selling shareholder, accept and make its own this Shareholders’ Agreement and the by-laws by which Li SpA is governed, which will be a condition of validity and opposability of the referred to transference of shares. Once the referred to conditions are complied with, the new shareholder will have all the rights and benefits and will take on all the obligations that this Shareholders’ Agreement establishes. In the sales contract, the transference of shares or translated deeds among living must expressly consign a declaration of the subscribing parties that the acquiring party is an affiliate or related entity of the transferring shareholder. BBL cannot carry out direct sales, i.e., sell rights or shares that imply the loss of control of the owner companies of the shares, without the prior compliance of the standards of the Shareholders’ Agreement. In turn, Li3 in case of starting a merger, absorption, or integration process in any manner with another person must inform BBL within 10 (ten) days following its start, in a detailed and complete manner, not being subject to the restrictions of Section 4.1 above.

4.3. Right of First Refusal or Preferred Option in the transfer of shares between Shareholders, with the exception, when it corresponds, of the situation foreseen in No. 4.2 above.

If any of the Shareholders, hereinafter called the “Offering Shareholder”, wishes to sell, assign, or transfer all or a part of its shares to a third party (hereinafter “Third Party Offeror”) or to other company shareholders, it must previously express his decision in writing to the other shareholders and follow the procedure explained below:

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(a) The Offering Shareholder will have to place this circumstance to the knowledge of the other shareholders (hereinafter the “Receiving Shareholders”), informing regarding the offer that it has received (hereinafter the “Third Party Offer”) and must offer to sell, in such conditions, its shares to the Receiving Shareholders (hereinafter the “Preferred Offer”) so that they can express or their intention or not of acquiring them, also in writing.

(b) The Offering Shareholder will have to carry out the preferred offer in writing, through a notification that must contain, at least, the following: (i) the number of shares that it wishes to sell, assign or transfer and their individualization; (ii) the price, way of payment and other conditions of the preferred offer; and (iii) the terms and conditions of the third-party offer and attaching the same, in which it must be evidenced, at lease, with precision and clarity, the name of the third party Offeror, the number of shares to which the offer refers to, the proposed price and the way of payment (which must necessarily be identical to the ones indicated in letters (i) and (ii) above).

(c) The acceptance of the preferred offer must be pure and simple, and such acceptance, necessarily must refer jointly, to the overall total shares contained in the preferred offer, unless the Offering Shareholder expressly consents in a partial acceptance. The Receiving Shareholders will have a time period of thirty (30) consecutive days starting from the date of notification referred to in letter (b) above, to accept or reject in writing the preferred offer, understanding that they reject the preferred offer if they do not express themselves in such period of time.

(d) The Receiving Shareholder who decides to reject the preferred offer will have the right to communicate, jointly with such rejection, its decision to exercise the Right of Adhesion to the Offer or Tag Along referred to in Section 4.4 below.

(e) The shares that corresponded for the shareholders to acquire that do not accept in an express or tacit manner the preferred offer shall accrue in its totality, in the proportion that corresponds, to the remaining Receiving Shareholders that accepted such preferred offer, for which, the Offering Shareholder will have to, within the time period of ten (10) consecutive days starting from the end of the time period indicated in paragraph (c) above, communicate in writing to the Receiving Shareholders who accepted the preferred offer, the number of additional shares that corresponds for them to acquire according to the accrual. Once the communication of the accrual stated herein above has been dispatched, the shareholders who have accepted the preferred offer will have a time period of ten (10) consecutive days to communicate the Offering Shareholder of its intention to accept or reject the additional shares that corresponds to them according to the accrual. If the offer of the additional shares that correspond to them according to the accrual is rejected by any of the Receiving Shareholders, or once the time period of ten (10) consecutive days mentioned herein above in this letter (e) has elapsed without the Receiving Shareholder expressing its intention to acquire the additional shares that correspond according to the accrual stated above, it will be understood that such Receiving Shareholder rejects in its integrity the preferred offer, including both the initial preferred offer as well as the additional shares that are the object of the accrual, unless that the Offering Shareholder agrees to accept it, in a partial manner.

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(f) The purchase and sale of the shares that are the object of the preferred offer by those Receiving Shareholders who accepted the preferred offer must be perfected within the thirty (30) consecutive days following the date upon which the Receiving Shareholder or Receiving Shareholders notified their acceptance to the Offering Shareholder according to what is provided for in letters (c) or (e) above, according to what corresponds.

(g) In case that the preferred offer is not accepted by the Receiving Shareholders under the terms foreseen above in this clause, the Offering Shareholder could sell to the third-party Offeror its shares, under the same terms and conditions stated in the preferred offer, within the time period of sixty (60) consecutive days starting from the express or tacit rejection according to what has been indicated herein above, of the preferred offer by the Receiving Shareholders. In no case can the sale, assignment or transfer of the shares to the third-party Offeror can be performed in more favorable economic conditions than the ones informed in the preferred offer to the Recipient Shareholders.

(h) If the sale, assignment or transfer of the shares to the third-party Offeror is not concluded within the time period and under the conditions referred to in letter (g) above, the sale, assignment or transfer of the shares cannot be carried out and it will be necessary to comply once again with the procedure, requirements and conditions that are stated in this Clause 4.3.

4.4. Right of Adhesion to the Offer or Tag Along

The Shareholders confer the right in a reciprocal manner in this act to either become part and be incorporated to any transfer of shares to third parties, due to sales or other ownership transfer title of its shares that any other shareholder wishes to carry out, according to the following terms: on complying with the dealings and procedures agreed to in No. 4.3 above, according to what corresponds and send to the Receiving Shareholders, the preferred offer, the Offering Shareholder will have to grant them in an alternative manner, at the exclusive option of the Receiving Shareholders, the right to be added to this sale. The communication that is given for this effect will have to indicate all the offer elements, such as individualizing the buyer, price, way of payment and number of shares that are attempted to be sold.

Each Receiving Shareholder, receiver of this notice will have a time period of thirty (30) consecutive days to answer if it accepts the informed sale or not. If such shareholder does not respond, it will be understood that its response is negative. If there is a positive answer, the Li SpA shares that the accepting recipient of the notice is title holder of will be sold in a joint manner and in the same conditions as those of the Offering Shareholder (original seller), pro rata of the participation of each one of them has in the Li SpA shareholding capital as of that date, until completing the total number of shares that the acquiring third party is willing to buy.

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4.5. Insolvency

Any shareholder that enters into Insolvency and that has not remedied such situation within the time period of sixty (60) days will be forced to offer in sale their shareholding participation to the other shareholders under the terms and conditions referred to, in the clauses above, the market value of such shares will be established by the parties’ mutual agreement. If there is no agreement regarding the market value of the shares, it will be established by an expert appointed by the parties’ mutual agreement, appointment that must be given to a company of re-known prestige specialized in the valuation of mining companies. In case there is no agreement in the appointment of an expert, he/she will be appointed by the arbitrating judge to be designated according to Clause Nineteen below of this Shareholders’ Agreement. Without detriment to what is provided for in the clauses above herein, the parties agree that in case of Insolvency or that any of the shareholders, individual or company has been declared in bankruptcy, that has been requested on its own account, or simply proposes preventive agreements, the Insolvent Shareholder, by this mere fact is forced to transfer the shares that it owns in Li SpA, in the manner and with the same limitations that are stated in the numbers above, providing (a) that such situation of insolvency has not been solved, or (b) it has not given guaranteed to the satisfaction of the other shareholders, which must be evidenced in writing, of giving faithful and timely compliance to all and each one of the obligations that is imposed upon by this Shareholders’ Agreement, within a time period of thirty (30) days starting from the date in which it is required to transfer them, whether personally or by registered letter sent by the company President or by any of the shareholders, addressed to the residence registered in the company by the insolvent shareholder. If the Insolvent Shareholder does not solve the insolvency situation or does not grant sufficient guarantees under the terms and within the time period indicated herein above, it will have to proceed to transfer the shares within the maximum time period of sixty (60) consecutive days starting from expiry of the time period of thirty (30) days above. The non-timely exercise by the shareholders of the right that is recognized in this clause will not mean in any way whatsoever waiving the same, the shareholders reserving the faculty to exercise such right when they deem convenient, while the insolvency situation of the other shareholder prevails.

4.6. Special Rule Applicable to the BBL Shareholder. A temporary limitation of the transferability of the 51 shares of Li SpA that are owned by BBL is agreed to for the period of one year starting from the date of this Shareholders’ Agreement, period during which BBL is forced not to transfer its shares in Li SpA. Once the aforementioned time period of one-year has expired, this temporary specific limitation will be without effect, without the need of nay declaration or act by the shareholders, the company or third parties, being starting from that date fully applicable the other restrictions considered in this Shareholders’ Agreement.

4.7. General Declaration. In general and, for the purposes of this Clause Four of the Shareholders’ Agreement, the shareholders are forced in a reciprocal manner, from this point on, ones in favor of the others, to consent in all legal acts that are necessary to perfect compliance of the provisions of this clause.

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FIVE: Board of Directors and Shareholders’ Meetings

Both the matters of the Shareholders’ Meetings as well as those of the board of directors, and the quorums to adopt agreements in both managing bodies will be governed by the provisions of the Company By-Laws of Minera Li Energy SpA, without detriment of what the parties herein consent to, in the following agreements:

5.1. Board of Directors

a) The Company Board of Directors is formed by 7 title holding members and their respective alternates, of which (i) 4 will be always appointed by the votes of the Shareholding Owner (s) of 51% of Minera Li Energy SpA, today the company BBL SpA, including among them its President, as well as also its main executives and managers; and (ii) 3 will always be appointed by the votes of shareholding owner (s) of 49%, today Li3.

b) The Board of Directors will legally hold sessions with a minimum of five (5) Directors. However, if the board of directors that has been duly called for such purpose cannot hold session for not having reached the required quorum, the President of the board of directors will have to call to meet in writing by means of a registered letter sent through a public notary and addressed to the residence registered in the company by the directors, without detriment that there could be a communication and confirmation by e-mail, to hold a new session of board of directors that must be held not before ten (10) days or later than twenty (20) days from the date of the failed session. The new session of the aforementioned Board of Directors can be validly held with the attendance of a minimum of four (4) directors. The Board of Directors itself can agree to those other rules that it deems necessary to complete this procedure.

c) The agreements of the Board of Directors will be adopted by the majority of the directors attending the respective session, whether regular or extraordinary, excepting for the agreements related to the following matters, which will have to be with a qualified quorum, since they will always require the affirmative vote of at least five (5) directors given in the session, whether regular or extraordinary, i.e.:

i) Creation of affiliates, subsidiaries or related companies to take on new projects different from the company trade activity;

ii) Operations that are performed by the company with its related parties, understanding as such the ones defined in Article 100 of Law No. 18,045 of the Securities Market and that must strictly uphold what is foreseen in Article 89 of Law No. 18,046 on Closely-Held Companies;

iii) Granting loans to third parties, unless dealing with emergency loans to company employees, up to a maximum amount equal to 1% per cent of the same company equity; and

iv) Granting actual or personal guarantees to warrant third party obligations.

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5.2. The Shareholders’ Meetings

a) The Regular and Extraordinary Shareholders’ Meetings will be held in the times that are indicated in the Company By-Laws. Unless there is a contractual provision to the contrary, the agreements of the shareholders accepted in a shareholders’ meeting or assembly will be adopted with the accepting vote of the absolute majority of the shares issued by the company having the right to vote.

b) Notwithstanding the above, exceptionally, the following matters will require the approval of the Shareholders’ Meeting, whether Regular or Extraordinary, according to what corresponds, with the favorable vote of the shares representing at least 60% of the total company shareholding capital by the company having the right to vote:

i.	Executing any act or contract that implies or commits the transfer, disposition or encumbrance in any manner of the Essential Company Assets;
ii.	Modifying the company dividend policy;
iii.	Modifying the number of directors;
iv.	Modifying the faculties reserved to the Shareholders’ Meeting or the limitations to the attributes of the Board of Directors;
v.	Modifying the company by-laws, except regarding capital increases;
vi.	The company transformation, its division and its merger with another company;
vii.	Modifying the company duration time period;
viii.	The anticipated dissolution of the Company;
ix.	The change of company residence;
x.	The decrease of the company capital;
xi.	The approval of contributions and estimate of non-monetary goods;
xii.	The transfer of 50% or more of the company’s assets, whether they are included or not in its liabilities, which will be determined according to the balance sheet of the prior accounting period and the formulation or modification of any business plan that considers the transfer of assets for an amount that is over such percentage;
xiii.	The manner of distributing company benefits;
xiv.	The acquisition or buy-in of own issuance shares;
xv.	The rectification of annulment, caused by factual defects that the incorporation of the company may have or a modification of its company by-laws that comprises one or more matters of those stated in prior numbers;
xvi.	The approval of the company business plans, entrepreneurial strategies and policies, both in terms of investment, projects and operations of the company trade; and
xvii.	Modifying this special quorum for reaching agreements in the Shareholders’ Meeting.

SIX: Financing of Investments and Company Capital Increases

6.1. The Shareholders have agreed as the company’s objective and immediate purpose obtaining or achieving the already defined milestone, which is attempted to be achieved within a time period not over four (4) years. The shareholders will make the disbursement of necessary sums for obtaining the milestone in the same shareholding proportion as the one they have in the company, proportion that to date is 51% for BBL and 49% for Li3.

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6.2. Financing of company operations: In case that the company requires additional financing for its operations and investments, beyond its current capital, such additional financing will have to be obtained from the following sources and in the following preference order:

(a) Credits granted by the Shareholders themselves (hereinafter “Shareholder Credit") in proportion to their respective shareholding participation in the company. Such credits will have to be granted to the company in equity conditions, similar to the ones that currently prevail in the market and in the same re-payment, interest, guarantees and other conditions, for each shareholder by the company. In turn, these credits must be granted in such conditions that the company cannot repay the credit to one of the shareholders if it does not do so at the same time, in the proportion corresponding to the other shareholders; and

(b) Capital increase. The agreements on company capital increases of Li SpA will be adopted with the approving vote of the absolute majority of the shares the company issues having the right to vote. Contributions must be paid and entered into the company treasury, in cash, within the time period of thirty (30) days starting from the approval date of the increase by the Shareholders’ Meeting.

6.3 If due to any reason Li3 is not in economic or financial conditions of supplying and contributing company financing, whether through a shareholder credit or in virtue of a capital increase, pro rata corresponding to its shareholding participation in the company, it will be enough to credit such fact in a letter issued by its board of directors reporting such fact, in turn, BBL declares that it commits to finance Li3 throughout the whole period that corresponds until reaching the milestone, up to the pro rata that corresponds paying to Li3 of such shareholder credit or capital increase, through the payment of such amounts to the company on Li3’s behalf. BBL will contribute and deliver these amounts directly to the company on Li3’s behalf. Against BBL’s disbursement or contribution to the company of these sums of money, according to what corresponds, and in guarantee of the obligation of restituting such disbursed or contributed amounts to the company on Li3’s behalf (plus interests agreed to later on), Li3 will constitute a pledge over its shares in the manner that is indicated herein below: (a) in case of dealing with a capital increase, Li3 will constitute collateral security over the new cash shares it subscribes due to such capital increase. If the financing that BBL provides is only regarding a part of the pro rata that corresponds Li3 to contribute, the pledge will be constituted over the number of new cash shares Li3 subscribes that correspond in proportion to the percentage of the total contribution that Li3 makes that BBL financed; and (b) in case of dealing with a shareholder credit, (i) Li3 will constitute collateral security over the number of shares it owns that corresponds, in proportion to the amount that BBL has financed, regarding the total value of Li3’s shareholding participation in the company, (ii) for the purpose of what is provided in this letter (b), the parties herein agree that the total value of Li3’s shareholding participation in the company amounts to US$ 6,725,490.00, value that will be restated proportionally either higher or lower, according to what corresponds, in case that the pro rata of the shareholders varies in the company’s shareholding capital (e.g., if the part of the shareholder credit that corresponds Li3 to disburse amounts to a total sum of US$ 1,000,000 and BBL finances Li3 for the totality of such amount, then the proportion of the amount that BBL has financed regarding the total value of Li3’s shareholding participation in the company - i.e. US$ 6,725,490 – equal to 14.87%, for which Li3 must constitute a pledge over the 14.87% of the total of its shares the company subscribes). The largest disbursement (in case of a Shareholder Credit) or contribution (in case of the capital increase) that BBL makes on Li3’s behalf complying with this agreement will be deposited in a direct manner in the company checking account, jointly with BBL and Li3’s signature of a contract where the collateral security is constituted over the respective part of the Li Spa shares.

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6.4. According to the agreement specified in Section 6.3 above, Li3 declares that it is forced to pay BBL for the total sums that BBL has disbursed or contributed on its behalf and risk to the Company, within a maximum time period of twenty-four (24) months starting from the reception date by the company of the shareholder credit or capital contribution that BBL makes on Li3’s behalf. Simultaneously with the payment, BBL will release the collateral securities constituted over Li3’s shares.

6.5. If Li3 does not comply in time, manner and amount (that includes capital, readjustments and interests of 1.0% monthly), with its obligation to restitute to BBL the disbursement in money that has been done on its own account and risk in virtue of a shareholder credit according to what is indicated in the numbers above, the facultative right of executing the shares owned by Li3 constituted in pledge in favor of BBL will begin for BBL, or to capitalize in the company the credit granted to Li SpA on Li3’s behalf in the execution of the contractual stipulations in this Clause Six, right that emerges from the mere fact of delinquency in Li3’s compliance and without the need to accept, declare or express Li3’s will, which are understood to be expressly conferred in this act, in an irrevocable manner, in such a way that initiating the capitalization right, the sum that BBL enters in the company treasury as a contribution of the fee attributable to Li3 will be transformed by the sole minister of law in contribution of BBL’s capital, in whose case it must also release the pledge constituted over the shares Li3 owns. Delinquency in complying with the payment of the debt will begin on the first effective day of the time period of twenty-four (24) months previously agreed to, and by the mere fact of reaching such deadline.

Charged on the debt that is capitalized, cash shares will be issued in favor of BBL in proportion of the capitalization value. The materialization of this capitalization will be made in the Li SpA Extraordinary Shareholders’ Meeting, which will be quoted for such effect by the board of directors, in which, with the vote of 51% of the shares issued having the right to vote by the company, the agreement will be adopted to perfect the capitalization agreement of the contribution, the issue of cash shares on behalf of BBL in the percentage corresponding to the shareholding participation and the corresponding modification of the company by-laws.

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SEVEN: Distribution of Dividends

Unless there is a different agreement adopted in a Shareholders’ Meeting with the favorable vote of the shares that represent at least 60% of the total of the company shareholding capital, the company must distribute annually to the shareholders and each one of them will have the right to receive dividends for an amount of at least 30% of the company’s net consolidated profits corresponding to the accounting period above, which are available to be distributed according to applicable legislation.

EIGHT: Exercise of the Right to Vote

Each one of the shareholders is forced in reference to the others to exercise all its rights to vote and the powers of control that each one of them have in relation to Li SpA, in order to fully comply with the terms and stipulations of this Shareholders’ Agreement, and each one of them will adopt any other action necessary to carry out the terms and stipulations of this Shareholders’ Agreement.

NINE: Usufruct over the Shares

In cases of constituting usufruct on the shares by the company. These are inscribed in the Shareholders’ Register on behalf of the bare owner and the usufructuary, in separate pages for each, expressing the existence, modalities and time periods of the usufruct. Unless there is an express provision to the contrary of the title of the respective usufruct, the total power to vote of the shares given in usufruct will always correspond to the usufructuary, as well as the right to receive the total amount of the dividends corresponding to the shares levied with the usufruct and that are agreed to distribute during the enforcement of the usufruct itself. In case there is a community of usufructs, the corresponding shareholder will be the respective community, acknowledging accrual rights that could be agreed to. In this case, the co-proprietors are forced to appoint a proxy representing all of them to act before the company, as briefly as possible.

TEN: Embargo on the Shares

In case that any company shareholders of all or a part of the shares that it is the title holder of, in property, usufruct or in any other right, are embargoed in a judicial cause followed against the shareholder, it will have to inform the company board of directors and the rest of the shareholders, within a period of ten (10) consecutive days following the date in which the embargo is executed, by registered letter sent through public notary and addressed to the residence of each one of them registered in the company the following: (i) the fact of the embargo, (ii) the jury that decreed such embargo, (iii) the role of the legal proceeding, (iv) the parties, and (v) its reasons or causes. Once the embargo is notified to the affected shareholder, it will have a time period of ninety (90) consecutive days to remedy such situation and manage the release of the embargo. If the time period of ninety (90) days mentioned herein above expires, and the affected shareholder is unable to release the embargo over the shares, starting from the maturity of such time period and up to the date of the eventual auction, the shareholders expressly stipulate that a right is created for the other shareholders of acquiring the embargoed shares at the market value of the company shares (without considering in them, the potential effects of the embargo), which will be established by the parties’ mutual agreement. If there is no agreement in terms of the shares market value, it will be established by an expert appointed by the parties’ mutual agreement, appointment that must be given to a company of re-known prestige specialized in the valuation of mining companies. In case there is no agreement in the appointment of an expert, he/she will be appointed by the arbitrating judge to be designated according to Clause Nineteen below of this Shareholders’ Agreement. The above, in order to have the interested shareholder be able to carry out dealings to raise or release the embargo at its own expense and charge, being able to be charged for what is paid for the purpose of performing such release, at the shares purchase price that the shareholder suffering the embargo must make. This right is proportional for all other shareholders that are interesting in saving the shares from the auction and acquiring the shareholding participation of the shareholder affected with the embargo.

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ELEVEN: Other Agreements of the Shareholders

11.1. Loan

(a) In conformance with what is established in clause one of the Memorandum of Understanding entered into between Li3 and BBL granted in public deed in Santiago on October 30, 2013 before the Notary Public Mr. Eduardo Avello Concha, the parties agreed that jointly with the take-over of Li SpA by BBL in the manner foreseen in such instrument, BBL will grant an additional credit to Li3 for the sum of US$ 2,500,000 (two-million five-hundred thousand dollars of the United States of America) to be exclusively allocated to paying Li3’s direct debts, credit that will be guaranteed with the pledge over the shares that Li3 owns in Li SpA and that will be paid within the time period of 18 months starting from the time it is granted.

(b) In compliance with the obligation referred to, in the letter above, the parties agree that the credit referred to will amount to the only and total amount of US$ 1,800,000 (one million eight-hundred thousand dollars of the United States of America), for which BBL will open a financing account for the amount referred to, in favor of Li3, that the parties subscribe in a separate instrument, with pledge over one (1) Li3 Share in Li SpA for each US$ 100,000 (one-hundred thousand dollars of the United States of America) that Li3 effectively disburses. Without detriment to what is indicated herein below, according to this financing account, Li3 will be able to draw no more than US$ 100,000 this month, starting from April 1, 2014 and starting on May 1, 2014 it can draw money in sums that cannot be greater than US$ 200,000 a month, until exhausting the credit referred to, having to pay each installment within the 18 months following the time it was granted and received by Li3. Notwithstanding the above, in case that Li SpA does not effectively receive and pay to Li3 the sum of US$ 1,600,000 (one million six-hundred thousand dollars of the United States of America) for the concept of the transaction of the failures to appear and assignments of the rights referred to in Sections 11.2 and 11.3 below, before March 27, 2014, Li3 can, starting March 28, 2014, draw up to US$ 600.000 (six-hundred thousand dollars of the United States of America) against the financing account referred to herein, which BBL will disburse no later than March 31, 2014.

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11.2. Take-Over Additional Sum

11.2.1. In conformance with what is established in Clause One of the Memorandum of Understanding entered into between Li3 and BBL granted in public deed in Santiago on October 30, 2013 before the Notary Public Mr. Eduardo Avello Concha, the parties hereto agreed that jointly with BBL’s take-over of Li SpA in the manner foreseen in such instrument, BBL would pay Li3 the additional sum for the Take-Over (according to how this concept is defined in the Memorandum of Understanding, referred to) of US$ 1,000,000 (one million dollars of the United States of America), once any of the following events happens: a) Joint Venture is subscribed between Li SpA with CODELCO for the exploitation of the properties owned by both companies in the Salar de Maricunga, constituted before 1979; b) the necessary authorizations and permits are obtained for the commercial exploitation of the properties called Cocina; c) the arrival of the time period of twenty-four (24) months starting from the materialization of the Take-Over; and/or d) in case that Li SpA does not manage to obtain the payment of the failures to appear produced in the SLM referred to in point b, below the Memorandum of Understanding referred to, within 60 calendar days starting from the signature of the transaction to be subscribed in a separate document.

11.2.2. The parties appearing hereto come to this act and by this document ratify and reiterate the agreement referred to in all its parts, excepting in terms of the transaction of the failures to appear, in which the minority shareholder Mr. Ernesto De Val Gutiérrez has been included and the price of the transaction has been reduced to the only and total sum of US$ 1,200,000 (one million two-hundred thousand dollars of the United States of America).

11.2.3. Without detriment to the above, the parties hereto have agreed in a separate instrument, on the assignment of litigation rights of the trials pertaining to failures to appear followed by Li SpA in its capacity as administrating associate of the SLM 1 to 6 of La Sierra Hoyada de Maricunga against the minority shareholder Mr. Ernesto De Val Gutiérrez and the assignment of the credit for the failures referred to, that appear for the single and total price of US$ 400,000 (four-hundred thousand dollars of the United States of America).

11.2.4. The payment of the transaction and assignment of the litigation and credit rights already referred to in Nos. 11.2.2 and 11.2.3 above, amounting to the only and total sum of US$ 1,600,000 (one-million six-hundred thousand dollars of the United States of America), have been conditioned by the parties to the transference of shares that the minority shareholders own in the SLM Litio 1 to 6 of La Sierra Hoyada de Maricunga, with the exclusion of the shares owned by the minority shareholder Mr. Ernesto De Val Gutiérrez, to the purchasing or acquiring company called Tierras Raras SpA, which if it does not happen within the time period of 60 days starting from the time they are granted, will give Li3 the right to collect the additional sum for the Take-Over referred to in Point 11.2.1 above, amounting to the only and total sum of US$ 1,000,000 (one-million dollars of the United States of America).

11.2.5. In case that the transference of the shares owned by the minority shareholders in SLM Litio 1 to 6 of La Sierra Hoyada de Maricunga, with the exclusion of the shares owned by the minority shareholder Mr. Ernesto De Val Gutiérrez, to the to the purchasing or acquiring company called Tierras Raras SpA is produced after sixty (60) days starting from the time it is granted and Li3 has collected and received the additional sum for the Take-Over referred to, in Point 11.2.1 above, amounting to the only and total sum of US$ 1,000,000 (one-million dollars of the United States of America), its payment will be credited to the sum agreed to, in the transaction and assignment of rights already referred to herein, the purchasing or acquiring company called Tierras Raras SpA will have to pay Li3 the additional sum of US$ 600,000 (six-hundred thousand dollars of the United States of America) and to BBL the sum of US$ 1,000,000 (one-million dollars of the United States of America).

11.2.6. Once the event foreseen in No. 11.2.5 above has been materialized, i.e., that the transference of shares that the minority shareholders own in the SLM Litio 1 to 6 of La Sierra Hoyada de Maricunga, with the exclusion of the shares owned by the minority shareholder Mr. Ernesto De Val Gutiérrez, to the purchasing or acquiring company called Tierras Raras SpA 60 days after their being granted starts and Li3 has collected and received the only and total sum of US$ 1,600,000 (one-million six-hundred thousand dollars of the United States of America) agreed to, in terms of BBL’s obligation to pay the additional sum for the Take-Over referred to, in Point 11.2.1 above under the terms established herein will be re-started.

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11.3. Payment of the Transaction

11.3.1. In case that Li SpA collects and receives the sum of US$ 1,600,000 (one-million six-hundred thousand dollars of the United States of America) for the concept of the transaction of failures to appear and assignment of rights referred to in Section 11.2 above, it will immediately allocate such full sum to the payment of the debt it has, for the concept of failure to appear of the minority shareholders with Li3. This last-mentioned obligation is considered essential to this Shareholders’ Agreement.

11.3.2. For such purpose, once the payment stated in Point 11.3.1 above has been given to Li3 and without it being a condition for the latter, Li SpA will subscribe with Li3 a transaction contract or any other contractual form that the shareholders agree at that time in order to obtain the full and complete payment of the debt and thus grant the most ample, complete and total termination of such debt.

11.4 Responsibility due to Taxing and Accounting Contingencies

11.4.1 The parties hereto agree that all taxing and accounting contingencies that originate in the company administration developed by Li3 up to the date in which BBL’s Take-Over has been materialized of the company and that it was not revealed or known by BBL, its affiliates or representatives during the review or due diligence phase of the company background information, of its affiliates and assets will be Li3’s sole and exclusive responsibility, for which it will be forced to respond legally and economically, releasing BBL from this point to all responsibility and obligation.

11.4.2. For the purpose of what is indicated in No. 11.4.1 above, Li3 grants faculties and authorizes BBL in an irrevocable manner so that, in case that Li3 does not solve any of the referred to contingencies, within a time period that cannot be longer than one-hundred and eighty (180) days starting from the date in which the Internal Revenue Service or other competent authority settles the tax, the company owes as the result of such contingency, can pay or solve such contingencies under its name and representation, mandating and empowering it in an irrevocable manner, to exercise the corresponding collection actions over the shares Li3 owns in the company, or in any other good of its patrimony, additionally being released from the obligation of granting loans due to capital increase or shareholder credits, or of any other nature referred to in this instrument, up to the full and total payment of the sums BBL pays on Li3’s behalf for the causes already referred to.

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TWELVE: Communications and Calculation of Limits

The shares sales offers as well as its acceptance and other communications that must be carried out according to this agreement must be made in writing delivering such communication personally to the shareholder’ legal representative with the reception evidence, or rather by registered letter addressed to the residence that the shareholder has registered in the company. Notifications made by fax, e-mail or other telecommunications system will also be valid if the communication receiver confirms in writing that it has received it. The deadlines stipulated in this Shareholders’ Agreement are in consecutive days and will start to run from the time in which there is written evidence or confirmation of the reception of the communication or identification, or once three consecutive days have elapsed starting from the forwarding date of the registered letter.

THIRTEEN: Prohibition to Participate in a Similar Business

Each one of the Shareholders, on its own and on behalf of its respective affiliates and related companies according to what is defined in the law, agree, assure and guarantee, as a continuous and permanent obligation through time, that from this date on and within a time period of three (3) years starting from the sale or transfer at any title of the overall number of their respective shares that they are title holders of in the company, none of them, whether directly or indirectly, can participate or actively intervene in the trade activity of the company in the Republic of Chile (hereinafter the “Territory”), or carry out directly or indirectly capital investments or acquire, own, and keep shares or rights in any company that operates in the Territory and whose trade activity is the extraction and exploitation of Lithium and Potassium. Company trade activity, for the purposes of what has been previously foreseen in this clause will be understood to be Lithium and Potassium extraction and exploitation operations and that of other substances contained in the current properties the company owns.

The shareholder who sells its shares in the company, on its own, or on behalf of its respective affiliates and related companies, agrees, assures and guarantees to the other shareholders, as a continuous and permanent obligation through time and for the same time period of three (3) years stated in the paragraph above, that: (a) they will fully protect the company’s confidential information and that of its affiliates, under the terms and time periods foreseen in this Shareholders’ Agreement, (b) they will abstain from carrying out any action that directly attempts or interferes with the businesses, customers, and the company’s and its affiliates’ right to commercial use within the Territory; and (c) they will not compete in a disloyal manner with the company’s, and/or its affiliates’ business in the Territory. Thus, the company’s and/or affiliates’ clients that have been incorporated as such by a shareholder will be the company’s and/or its affiliates’ property, not having any right currently or in the future over such clients in the Territory, under the terms and for the time periods foreseen in this clause.

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FOURTEEN: Extension of the Shareholders’ Agreement, Authorized Successors and Assignees

The stipulations of this Shareholders’ Agreement will be extended in an automatic manner and without the need to have any clarification or stipulation whatsoever, to all the shares that Li SpA issues, that the shareholders, directly or indirectly, come to acquire in the future, at any title and whether these are cash or non-paying shares.

Similarly, this Shareholders’ Agreement will be compulsory and will be assigned in benefit of the shareholders and its respective successors, and allowed and compulsory assignees. Thus, every time that reference is made to the shareholders in this Shareholders’ Agreement, it will be understood to extensively refer to its successors and allowed and compulsory assignees in conformance with this Shareholders’ Agreement. “Compulsory assignees” for the purpose of this Shareholders’ Agreement will mean any person or entity that acquires and interest or title over the company shares through any transference or disposition of such shares in compliance of a judicial order, legal procedure, execution, embargo or execution of a pledge or any other guarantee.

FIFTEEN: Sanctions

If any shareholder sells, assigns, transfers or swaps all or a part of one or more Li SpA’s shares violating the obligations established in Clause Four of this Shareholders’ Agreement, the violating shareholder will be forced to pay to the other shareholders, pro rata of their share percentages, excluding those of the violating shareholder, a fine or compensatory criminal clause that the shareholders assess in advance in a sum, amounting in total, to double the price agreed to for the sale, transference, assignment or swap carried out violating this Shareholders’ Agreement. The minimum transference price for the purpose of this contract will be considered to be the equity value or book value of the shares as of the date of the transference carried out violating this Shareholders’ Agreement. The fine or compensatory criminal clause above is without detriment of the shareholders’ right to demand other compensations that correspond in law, for the direct detriment effectively caused. In all other cases of non-compliance of the obligations stated in this Shareholders’ Agreement, compensation will be established in a prudent manner by the arbitrator appointed according to this document.

SIXTEEN: Confidentiality

Whoever subscribe this Shareholders’ Agreement are forced not to disclose to third parties the information and knowledge of commercial, technical or other confidential-type data (hereinafter the "Confidential Information") and that are known as the result of their participation in the company or in its affiliates, or use or exploit them for any purpose. This obligation will be kept in force even after they are not shareholders, for a time period of three (3) years.

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All and any Confidential Information that any of the shareholders (a) has communicated or must communicate, totally or partially, to the Superintendence of Securities and Insurance (Superintendencia de Valores y Seguros of Chile), to the Securities & Exchange Commission (SEC) of the United States of America, to a stock exchange or any other government or judicial competent entity, whether Chilean or foreign, in conformance to what is provided for in applicable legislation and regulations or (b) authorizes prior to communicating and in writing to the other Shareholder, events in which they must adopt necessary safeguards to comply in the best manner possible with the confidentiality information established between the parties, is considered an exception of what is provided for, in the paragraph above.

SEVENTEEN: Lack of Exercising Rights

If at any time any of the shareholders abstain from demanding compliance of any of the provisions stated in Shareholders’ Agreement, it will not be interpreted as if they are waiving their rights, or will it affect in any way whatsoever the validity of this Shareholders’ Agreement.

EIGHTEEN: Miscellaneous

a) Inscription of the Shareholders’ Agreement. According to what is foreseen in Article 14 of Law 18,046, this Shareholders’ Agreement will be filed in the company, at the availability of its shareholders and interested third parties and reference will be made to the same in the company’s Shareholders’ Register, for which purpose the bearer of a copy of this document is granted to faculty to carry out such filing and require the relevant annotations.

b) Modifications to the Shareholders’ Agreement. The Shareholders hereby declare that no part of this Shareholders’ Agreement, or its supplementary or modifying documents, in their case, can be modified without the unanimous consent and in writing of all the shareholders that subscribe it or that have adhered to it or to them, according to what corresponds.

c) Duration and Termination of the Shareholders’ Agreement. This Shareholders’ Agreement will have an indefinite duration and will end by the company’s shareholders’ written unanimous mutual agreement, which represent 100% of the issued shares, or due to legal causes. The company dissolution will not produce the end of the Shareholders’ Agreement, during the duration of its settlement; once the settlement is finished, the Shareholders’ Agreement will lose all its force. Absorption or merger by incorporating the company by another company will make this Shareholders’ Agreement binding between the shareholders who were governed by the same, who will have the obligation to subscribe it as a Shareholders’ Agreement of the new company. In case that the associates of the absorbed company associate themselves with those of the absorbing or legally continuing company, or in its absence, they will have the obligation to stipulate it as a sub-Shareholders’ Agreement in case that the shareholders of the absorbing company already have an agreed to Shareholders’ Agreement.

d) Divisibility. If a competent court of law establishes that any term, provision or agreement considered in this Shareholders’ Agreement, or its application to any person, place or circumstance is considered invalid, not executable or null, the rest of the provisions of this Shareholders’ Agreement, as well as those same provisions as they are applied to other people, places or circumstances will keep their full enforcement and effectiveness.

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e) Waivers. Unless there is a provision to the contrary contained in this Shareholders’ Agreement, any non-compliance of the parties of any obligation, the Shareholders’ Agreement, agreement or condition of the same could be the object of a waiver provided by the party granted the faculties to their benefits only in virtue of the written instrument subscribed by the Party that grants such waiver, but failure or delay of any of the shareholders to exercise any right, power or recourse under this Shareholders’ Agreement will not operate in any case whatsoever, as waiving them, or their individual or partial exercise will preclude the future exercise of such rights, powers or recourses.

f) Complete Agreement. The provisions of this Shareholders’ Agreement constitute the complete agreement and understanding between the Shareholders and will prevail over any agreements above, whether they are oral or written and any other prior communications between them relative to the object of this Shareholders’ Agreement, which are different from those written agreements subscribed and executed contemporaneously with the same, unless it is stipulated differently in this Shareholders’ Agreement.

g) Absence of Beneficiary Third Parties. This Shareholders’ Agreement has been agreed in the sole benefit of the shareholders and their successors and allowed assignees and nothing of what is stated herein, in an express or implicit manner will grant or be understood to grant to any person, different from the shareholders and such successors and assignees, any type of legal right or in equity under this Shareholders’ Agreement.

h) Advertising. With the exception of the communications that the parties have sent or must send to the Chilean Superintendence of Securities and Insurance, to the Securities & Exchange Commission (SEC) of the United States of America, to a stock exchange or any other government or judicial competent entity, whether Chilean or foreign, in conformance to what is provided for, in applicable legislation and regulations, none of the parties can issue any press release or carry out any other public announcement relative to the existence of this Shareholders’ Agreement or of the transactions considered herein without the prior approval in writing of the other shareholders.

i) Absence of an Agency. Except in case of the provisions of this Shareholders’ Agreement that expressly authorize a shareholder to act on behalf of the other, this Shareholders’ Agreement will not turn any shareholder or the company into the legal representative or agent of another shareholder, its affiliates or the company, according to what corresponds and none of the shareholders or the company will have the right or authority to assume, give place or incur in responsibility or obligation of any type, whether explicit or implicit, against, on behalf of or in representation of a shareholder or any of its affiliates or the company, according to what corresponds.

j) Additional Instruments and Shares. The shareholders agree to subscribe all additional instruments and adopt all other measures that can be reasonably necessary to make effective this Shareholders’ Agreement. Each shareholder agrees to actively cooperate with all others in a reasonable measure required, for the purpose of executing and exercising the rights and obligations considered herein.

k) Interpretation Standards. This Shareholders’ Agreement will be interpreted jointly with the Li SpA’s by-laws. Notwithstanding the above, for the purpose of regulating the relations between the shareholders, and in case that disputes arise between them, the parties agree that the provisions contained in this agreement will prevail over what is provided in the Li SpA’s by-laws.

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l) Conventional Residence. The shareholders establish their conventional residence in the district and city of Santiago Chile for all legal purposes that could be derived from this Shareholders’ Agreement and specifically in the residence of each one registered in the company and will submit to the competence and jurisdiction of the arbitrational court of law instituted in this Shareholders’ Agreement and, for all aspects that are relevant, to the Regular Courts of Law sitting in the district of Santiago.

m) Applicable Legislation. Stipulations that are evident in this Shareholders’ Agreement will be regulated and interpreted in all by the legislation in force of the Republic of Chile.

n) Declarations. The Shareholders declare and guarantee that: (i) they have sufficient legal and statutory faculties to enter into this Shareholders’ Agreement; and (ii) this Shareholders’ Agreement has been due and validly agreed to and granted and is the source of legally valid and demandable obligations against the respective shareholder in conformance with its stipulations.

NINETEEN: Arbitration

All doubts, conflict, difficulty or controversy that arises between the shareholders of this Shareholders’ Agreement due to the same, whether referring to its validity, interpretation, compliance, non-compliance, termination or any other, of any nature, including issues relative to the validity of this same clause and the appointment of the arbitrators that it contains will be submitted to arbitration, according to the Procedural Arbitration Rules of the Center of Arbitration and Mediation of Santiago, effective at the time of requesting such process. The arbitration will be conducted by a joint arbitrator, who will act as arbitrator in terms of procedure and right in terms of sentencing. No recourse whatsoever will proceed against the resolutions of the arbitrator. Further still, the shareholders waive from this point on and in an express manner all resources that could be filed against the resolutions that the arbitrator sentences.

The joint arbitrator will be appointed by the parties’ mutual agreement from among the members of the arbitration entity of the Center of Arbitration and Mediation of Santiago. If such mutual agreement is not reached by the parties within the time period of 7 consecutive days starting from the written requirement that is addressed from one party to the other regarding the matter, the arbitrator will be appointed by the Commerce Chamber of Santiago (Cámara de Comercio de Santiago A.G.), upon the sole written requirement of any of the shareholders, from among the members of the arbitrational entity of the Center of Arbitration and Mediation of Santiago (Centro de Arbitraje y Mediación de Santiago). The Shareholders herein, for this purpose, grant special irrevocable power of attorney to the Cámara de Comercio de Santiago A.G., so that it might carry out such appointment. The arbitrators thus appointed will be able to take on the position and perform their functions, as many times as they are required for such effect by the shareholders. The arbitrator will be specially granted the faculties to solve all matters related with their competence and/or jurisdiction.

The arbitration will always take place in the city of Santiago, Chile.

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The arbitrator will always be granted the faculty to require from the contending parties the allocation of funds that they deem in the case, in order to cover legal and personal costs of the promoted lawsuit.

The shareholders confirm that, prior to the constitution of the arbitrational court of law, the justice courts of law will be competent to decree prejudicial measures that they require. The arbitrational court of law must later decree or not maintain the prejudicial measures decreed by the regular justice, supplement them or rather modify them, once the lawsuit has been filed. The parties hereto agree from this point on that, the party that obtains the prejudicial measure will have the time period of sixty (60) consecutive days from the date of resolution that is granted to formally file the respective lawsuit before the arbitrational court of law. After the arbitrational court of law has been constituted the arbitrational court of law will have to precisely request all precautionary measures.

TWENTY: Copies

This Shareholders’ Agreement is provided in 3 issues of an identical tenor and date, leaving one in the hand of each one of the shareholders appearing and another to be filed in the company in conformance with the Law.

FINAL CLAUSE: The bearer of an original or an authorized copy of this document is granted the faculties to require and sign annotations, inscriptions and sub-inscriptions that proceed in the corresponding registers. The legal capacity of BBL’s representatives is evident in the public deed granted in Santiago before the Notary Public Mr. Eduardo Avello Concha on September 5, 2013, inscribed on page 77766 No. 51251 of the Trade Register of Santiago dated 2013; and the legal capacity of Li3’s representative is evident in the private document granted on January 27, 2014 in the city of Nueva York, United States of America and authorized on an equal date before a notary public of New York, which is currently going through the legalization process.

on behalf of Luis F. Saenz Rocha

Li3 ENERGY INC.

on behalf of Andrés Lafuente Domínguez /// Francisco Bartucevic Sánchez

BBL SpA